UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 7, 2008
ALKERMES, INC.
(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA	1-14131	23-2472830
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88 Sidney Street Cambridge, Massachusetts (Address of principal executive offices)	02139 (Zip Code)
Registrant’s telephone number, including area code: (617) 494-0171
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 7, 2008, Alkermes, Inc. (the “Company”) entered into an agreement for an Accelerated Share Repurchase Transaction (the “ASR”) with Morgan Stanley & Co. Incorporated (“Morgan Stanley”) pursuant to which the Company will repurchase $60 million of its outstanding common stock from Morgan Stanley. The Company is acquiring these shares as part of a previously announced share repurchase program of up to $175 million approved by the Company’s Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1.
     Under the ASR, the final price of shares repurchased will be determined based on a discount to the volume weighted average trading price of the Company’s common stock over a period not to exceed three months. Under the ASR, Morgan Stanley will make an initial delivery of shares to the Company. Depending on the final price and number of shares being repurchased, Morgan Stanley may deliver additional shares to the Company at the completion of the transaction, or the Company may, at its option, deliver to Morgan Stanley either cash or shares. The Company expects that Morgan Stanley will purchase shares of the Company’s common stock from time to time in the open market in connection with the ASR and may also sell shares in the open market from time to time.
     Morgan Stanley has engaged, and may in the future engage, in financial advisory, investment banking and other services for the Company.
     The preceding description of the ASR does not purport to be a complete description and is qualified in its entirety by reference to the full text of such agreement.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by Alkermes, Inc. on February 7, 2008 announcing initiation of accelerated share repurchase program.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES, INC.
Date: February 7, 2008	By:	/s/ James M. Frates
James M. Frates
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Alkermes, Inc. on February 7, 2008 announcing initiation of accelerated share repurchase program.